AGREEMENT

                                       AND

                                 PLAN OF MERGER

                                   dated as of

                                  March 2, 2000

                                  by and among

                                   AVNET, INC.

                                       and

                            TACTFUL ACQUISITION CORP.

                                       and

                          SAVOIR TECHNOLOGY GROUP, INC.

                                Table of Contents


                                                                   Page
                                                                   ----

             ARTICLE I
             THE MERGER

 1.1         The Merger                                              1
 1.2         Closing                                                 2
 1.3         Effective Time                                          2
 1.4         Certificate of Incorporation                            2
 1.5         By-Laws                                                 2
 1.6         Officers and Directors                                  2
 1.7         Conversion of Shares                                    2
 1.8         Surrender of Shares; Transfer Books                     4
 1.9         Options and Warrants                                    6
 1.10        Affiliates                                              7

             ARTICLE II
             REPRESENTATIONS AND
             WARRANTIES OF COMPANY

 2.1         Organization; Subsidiaries                              7
 2.2         Capitalization                                          8
 2.3         Authority; Validity                                     9
 2.4         No Conflict                                            10
 2.5         Consents                                               10
 2.6         Financial Statements; SEC Filings                      11
 2.7         Tax Matters                                            12
 2.8         Absence of Certain Changes or Events                   13
 2.9         Material Contracts; Customers and                      13
             Suppliers
 2.10        Title and Related Matters                              14
 2.11        Employee Benefit Plans                                 15

                                                                   Page
                                                                   ----
 2.12        Employment Agreements                                  18
 2.13        Legal Proceedings                                      18
 2.14        Compliance with Law; Accuracy of                       18
             Certain Information
 2.15        Accuracy of Proxy and Registration                     18
             Statement and Other Information
 2.16        Insurance                                              19
 2.17        Environmental Matters                                  19
 2.18        Certain Agreements                                     20
 2.19        Intellectual Property                                  20
 2.20        Product Warranties                                     22
 2.21        Labor Matters                                          22
 2.22        Related Party Transactions                             22
 2.23        State Takeover Statutes                                22
 2.24        Brokers; Advisors                                      23
 2.25        Full Disclosure                                        23

             ARTICLE III
             REPRESENTATIONS AND
             WARRANTIES OF PARENT AND
             BUYER

 3.1         Organization                                           23
 3.2         Authority; Validity                                    23
 3.3         No Conflict                                            24
 3.4         Consents                                               24
 3.5         Legal Proceedings                                      24
 3.6         Financial Statements, SEC Filings                      24
 3.7         No Material Adverse Effect                             25
 3.8         Compliance with Law                                    25
 3.9         Accuracy of Proxy and Registration                     25
             Statement and Other Information
 3.10        Full Disclosure                                        26

                                                                   Page
                                                                   ----
 3.11        No Brokers or Finders                                  26

             ARTICLE IV
             COVENANTS

 4.1         Access and Information                                 26
 4.2         Governmental Filings                                   27
 4.3         Consents and Approvals                                 27
 4.4         Meeting of Shareholders; Proxy and                     28
             Registration Statement; Listing
             Application
             (a) Meeting of Shareholders                            28
             (b) Proxy and Registration Statement                   28
             (c) Indemnification                                    29
             (d) Listing Application                                29
 4.5         Conduct of Company Business                            29
             (a) Ordinary Course                                    29
             (b) Charter Documents                                  29
             (c) Dividends                                          29
             (d) Stock                                              30
 4.6         Publicity                                              30
 4.7         Notification of Defaults and Adverse                   30
             Events
 4.8         Satisfy Conditions to Closing                          30
 4.9         Termination Fee                                        30
 4.10        Anti-takeover Statutes                                 30
 4.11        Indemnification; Insurance                             31
             (a) Indemnification                                    31
             (b) Insurance                                          32
 4.12        Employee Benefits                                      32
 4.13        No Solicitation                                        32
 4.14        Consent of Holders of Options                          33
 4.15        Redemption of Class B Preferred Stock                  34

                                                                   Page
                                                                   ----
 4.16         Audited Financial Statements                          34


             ARTICLE V
             CONDITIONS

 5.1         Conditions to Obligations of Company,                  34
             Parent and Buyer
             (a) Approval                                           34
             (b) Approval from Government Entities                  34
             (c) Absence of Governmental Litigation                 34
             (d) Effectiveness of Registration                      34
             Statement
             (e) Market Conditions                                  34
 5.2         Conditions to Obligations of Parent and                35
             Buyer
             (a) Representations and Compliance                     35
             (b) Tax Opinion                                        35
             (c) No Material Adverse Effect                         35
             (d) Material Contracts                                 35
             (e) Consent of Option Holders                          35
             (f) Audited Financial Statements                       35
 5.3         Conditions to Obligations of Company                   36
             (a) Representations and Compliance                     36
             (b) Tax Opinion                                        36
             (c) Listing                                            36
             (d) No Material Adverse Effect                         36

             ARTICLE VI
             TERMINATION, AMENDMENT AND
             WAIVER

 6.1         Termination and Abandonment                            36
 6.2         Effect of Termination                                  37

                                                                   Page
 6.3         Amendment                                              38
 6.4         Extension; Waiver                                      38


             ARTICLE VII
             MISCELLANEOUS

 7.1         Termination of Representations and                     38
             Warranties
 7.2         Expenses                                               38
 7.3         Remedies                                               38
 7.4         Notices                                                38
 7.5         Further Assurances                                     39
 7.6         Assignability                                          39
 7.7         Governing Law                                          39
 7.8         Interpretation                                         40
 7.9         Counterparts                                           40
 7.10        Integration                                            40

             ARTICLE VIII
             DEFINITIONS

  8.1        Definitions                                            40


                                     Annexes


   Annex A                        Inducement Agreement

   Annex B                        Option Agreement

   Annex C                        Affiliate Letter

                                    Schedules


Schedule 2.1                   Capitalization of Company and Company's
                               Subsidiaries

Schedule 2.2(a)                Rights to Acquire Company Common Stock

Schedule 2.4                   Company Required Consents

Schedule 2.8                   Certain Events Company

Schedule 2.9                   Material Contracts; Customers and Suppliers

Schedule 2.10                  Certain Property or Assets

Schedule 2.11(a)               Company Employee Benefit Plans

Schedule 2.11(b)               Certain Company Benefit Plan Operations

Schedule 2.11(d)               Certain Company Benefit Plan Contributions

Schedule 2.11(e)               Certain Company Benefit Plan Matters

Schedule 2.11(i)               Certain Company Benefits

Schedule 2.12                  Employment Agreements

Schedule 2.13                  Legal Proceedings

Schedule 2.14                  Compliance with Law

Schedule 2.14(ii)              Accuracy of Certain Information

Schedule 2.16                  Company Insurance Policies

Schedule 2.17                  Certain Environmental Matters

Schedule 2.19                  Intellectual Property

Schedule 2.20                  Product Warranties

Schedule 2.22                  Related Party Transactions

                          Agreement and Plan of Merger


     THIS AGREEMENT and PLAN OF MERGER (this "Agreement") is entered into as of March 2, 2000 by and among Avnet, Inc., a New York corporation ("Parent"), Tactful Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Buyer"), and Savoir Technology Group, Inc., a Delaware corporation ("Company").

                                    Recitals

     WHEREAS, the respective Boards of Directors of Parent, Buyer and Company have each approved the acquisition of Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, to induce Parent and Buyer to enter into this Agreement, (i) certain beneficial and record holders of capital stock of Company are entering into an Inducement Agreement (the "Inducement Agreement") to vote their capital stock of Company in favor of the transactions contemplated by this Agreement, in the form of Annex A to this Agreement, and (ii) Company is entering into an Option Agreement (the "Option Agreement") granting Parent the right to acquire 2,023,435 shares of the common stock, par value $.01 per share, of Company ("Company Common Stock") representing 15% of the currently outstanding shares of Company Common Stock upon the terms and conditions set forth therein, in the form of Annex B to this Agreement;

     WHEREAS, Parent, Buyer and Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and prescribe various conditions to the Merger (as such term is defined below).

                                   Agreement

     NOW, THEREFORE, in consideration of the foregoing premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Buyer will be merged with and into Company and the separate corporate existence of Buyer will thereupon cease (the "Merger"). Company will be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will continue to be governed by the laws of the State of Delaware. The separate corporate existence of Company with all its rights, privileges, immunities, powers and franchises will continue unaffected by the Merger and Company will succeed to all of the rights and properties of Buyer and will be subject to all of the debts and liabilities of Buyer.

     1.2 Closing. The closing of the transactions contemplated hereby (the "Closing") will take place (i) at the offices of Parent at 10:00 A.M., Pacific Standard time on the second business day after the day on which the last of the conditions set forth in Article V is fulfilled or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as the parties hereto may agree (the date of the Closing, the "Closing Date").

     1.3 Effective Time. Subject to the provisions of this Agreement and provided that this Agreement has not been terminated or abandoned pursuant to
Article VI, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by Company and thereafter filed with the Secretary of State of Delaware in accordance with Section 251 of the General Corporation Law of the State of Delaware (the "DGCL"), on or as soon as practicable after the Closing Date. The Merger will become effective immediately upon the filing of the Certificate of Merger (or, if the Certificate of Merger provide for a subsequent time for effectiveness, at the time thereafter so provided in the Certificate of Merger); the time of such effectiveness is hereinafter referred to as the "Effective Time"; and the date of such effectiveness is hereinafter referred to as the "Effective Date."

     1.4 Certificate of Incorporation. The Certificate of Incorporation of Company in effect immediately prior to the Effective Time will be the Certificate of Incorporation of the Surviving Corporation at and after the Effective Time until duly amended in accordance with the terms thereof and the applicable provisions of the DGCL.

     1.5 By-Laws. The By-Laws of Company in effect immediately prior to the Effective Time will be the By-Laws of the Surviving Corporation at and after the Effective Time until duly amended in accordance with the terms thereof and the applicable provisions of the DGCL; provided, however, that as of the Effective Time, the second sentence of Section 3.2 of the By-Laws of Company shall be amended to read in its entirety as follows: "The Board of Directors shall consist of two directors, until such time as the Board of Directors modifies such number by amendment to this Section 3.2."

     1.6 Officers and Directors. The persons serving as directors of Buyer immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation at and after the Effective Time, and the individuals specified by Parent in writing prior to the Effective Time shall be the initial officers of the Surviving Corporation at and after the Effective Time, in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

     1.7 Conversion of Shares. Except as otherwise provided herein, at the Effective Time:

     (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to this Section 1.7) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a number of fully paid and nonassessable shares of Common Stock of Parent, par value $1.00 per share ("Parent Stock") equal to the number derived by dividing $7.85 by the Exchange Price (the "Stock Merger Consideration"); provided, however, that if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of shares, the Stock Merger Consideration to be received by the stockholders of the Company shall be appropriately and correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     (i) The Exchange Price shall be determined as follows:

          (A) If the Closing Price is less than $50.6654, the Exchange Price shall be $50.6654.

          (B) If the Closing Price is equal to or greater than $50.6654 and not greater than $68.5472, the Exchange Price shall be the Closing Price.

          (C) If the Closing Price is greater than $68.5472, the Exchange Price shall be $68.5472.

     (ii) For purposes of calculating the Exchange Price in Section 1.7(a), the term "Closing Price" means the average of the closing trade prices of Parent Stock for the fifteen consecutive trading days ending on the fifth trading day before the date of the meeting of Company's shareholders to vote with respect to the Merger and this Agreement (the "Company Shareholders Meeting"), as reported on the New York Stock Exchange Composite Tape.

     (b) Each share of Class A Preferred Stock of Company (collectively, the "Class A Preferred Shares" and, collectively with the Company Common Shares, the "Company Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the number of shares of Parent Stock derived by dividing $9.6581 by the Exchange Price.

     (c) Each Company Common Share held immediately prior to the Effective Time by Company, Parent or Buyer or any of their wholly-owned subsidiaries (other than shares held in trust or otherwise in a representative capacity) (the "Canceled Shares") shall be retired automatically, and no consideration shall be payable with respect thereto.

     (d) Each share of common stock of Buyer, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

     1.8      Surrender of Shares; Transfer Books.

     (a) Exchange Agent. Before the mailing of the Proxy and Registration Statement, Parent (with the consent of Company, which will not be unreasonably withheld) will appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration. Parent will furnish the Exchange Agent forthwith upon the Effective Time with cash and certificates representing such number of shares of Parent Stock as the Exchange Agent shall require in order to transmit the Merger Consideration to shareholders surrendering certificates that immediately prior to the Effective Time represented Company Shares in accordance with paragraph (b) of this Section 1.8.

     (b) Exchange Procedures for Shares of Company Common Stock. As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to transmit to each holder of record of a certificate that immediately prior to the Effective Time represented Company Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificates shall pass, only upon proper delivery of the certificates to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of such certificates in exchange for the Merger Consideration. Each holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented Company Shares shall, upon surrender to the Exchange Agent of such certificate or certificates in accordance with such letter of transmittal, duly executed, and acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Parent Stock, if any, to be received by the holder thereof pursuant to this Agreement and the cash, if any, payable in lieu of any fractional shares. The Exchange Agent will accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there will be no further transfer on the records of the Surviving Corporation or its transfer agent of Company Shares which have been converted pursuant to this Agreement into the right to receive the Merger Consideration, and if certificates that immediately prior to the Effective Time represented Company Shares are presented to the Surviving Corporation for transfer, they will be canceled against delivery of certificates for Parent Stock (and cash to the extent required by Section 1.8(e)). If any certificate for such Parent Stock is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate that formerly represented Company Shares surrendered for exchange is registered, it will be a condition of such exchange that the certificate so surrendered will be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange will pay to the Surviving Corporation or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Surviving Corporation or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.8(b), each certificate that formerly represented Company Shares which have been converted into the right to receive the Merger Consideration will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 1.7 and Section 1.8(e). No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of Parent Stock.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate that formerly represented Company Shares with respect to the shares of Parent Stock to be received in respect thereof and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to Section 1.8(e) until the surrender of such certificate in accordance with this Article I. Subject to the effect of applicable laws, following surrender of any such certificate, there will be paid to the holder of the certificate representing whole shares of Parent Stock issued in connection herewith, without interest, (i) at the time of such surrender the amount of any cash payable in lieu of a fractional share of Parent Stock to which such holder is entitled pursuant to Section 1.8(e) and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Stock, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but before such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Stock.

     (d) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of certificates that formerly represented Company Shares in accordance with the terms of this Article I will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Company Shares represented by such certificates.

     (e)      No Fractional Shares; Exchange Agent.

          (1) No Fractional Shares. No fractional shares of Parent Stock and no certificates or scrip representing fractional shares of Parent Stock will be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation after the Merger.

          (2) Cash Payment in Lieu of Fractional Shares. Each record holder of Company Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Stock (after taking into account all Company Shares held by such holder) will be entitled to receive, in lieu thereof upon surrender of the certificates that immediately prior to the Effective Time represented Company Shares, a cash payment (without interest) in lieu of such fractional share in an amount equal to the product of such fraction multiplied by the Exchange Price.

          (3) Termination of Exchange Agent's Duties. Any holders of certificates that immediately prior to the Effective Time represented Company Shares who have not complied with this Article I within six months after the Effective Time will thereafter look only to Parent for payment of the Merger Consideration.

          (4) No Liability. None of Parent, Buyer, Company or the Exchange Agent will be liable to any person in respect of any shares of Parent Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates that immediately prior to the Effective Time represented Company Shares have not been surrendered before one year after the Effective Time or immediately before such earlier date on which any shares of Parent Stock, any cash, in lieu of fractional shares of Parent Stock, or any dividends or distributions with respect to shares of Parent Stock in respect of such certificate would otherwise escheat to or become the property of any governmental entity, any such shares, cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     1.9 Options and Warrants. (a) Prior to the Effective Time, the Board of Directors of Company and the Board of Directors of Parent (or, if appropriate, respective committees thereof) shall adopt appropriate resolutions and take such action as may be required, under the Company Option Plan (as defined in Section 2.2) and Parent's 1997 Stock Option Plan (the "Parent Option Plan"), or otherwise, such that, at the Effective Time,

     (i) each Option (as defined in Section 2.2) issued under the Company Option Plan (a "Plan Option"), whether or not then exercisable, will be converted into an option to acquire shares of Parent Stock, under, and subject to the terms and conditions of, the Parent Option Plan (or, at the election of Parent, subject to the terms and conditions of such Plan Option); provided, that (A) the number of shares of Parent Stock subject to such option at acquire Parent Stock shall be determined by multiplying the number of shares of Company Common Stock subject to such Plan Option by a fraction, of which the numerator shall be $7.85 and the denominator shall be the Exchange Price (with such share number rounded down to the nearest whole number); and (B) the exercise price of such option to acquire Parent Stock shall be determined by multiplying the exercise price of such Plan Option by a fraction, of which the numerator shall be the Exchange Price and the denominator shall be $7.85 (with such exercise price rounded up to the nearest penny), and

     (ii) each Warrant (as defined in Section 2.2), and each Option other than a Plan Option, whether or not then exercisable, will be converted into a right to acquire shares of Parent Stock, subject to terms and conditions materially equivalent, in the reasonable judgment of the Board of Directors of Parent, to the terms and conditions set out in such Warrant or Option; provided, that (A) the number of shares of Parent Stock subject to such right shall be determined by multiplying the number of Company Common Shares subject to such Warrant or Option by a fraction, of which the numerator shall be $7.85 and the denominator shall be the Exchange Price;

and (B) the exercise price of such right shall be determined by multiplying the exercise price of such Warrant by a fraction, of which the numerator shall be the Exchange Price and the denominator shall be $7.85.

     (b) At the Effective Time, the Company Option Plan and any other employee stock option plans of Company shall be terminated automatically and no further stock awards, stock options or stock appreciation rights shall be granted thereunder subsequent to the Effective Time. Company will take all reasonable steps to insure that none of Parent, Buyer, Company or any of their respective subsidiaries is or will be bound by any Options, Warrants, or other options, warrants, rights or agreements that would entitle any person, other than Parent or its affiliates at or after the Effective Time to own or acquire any shares of any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof other than as provided in this Section
1.9. Company will use its best efforts to obtain, prior to the Effective Time, written agreements of the holders of all Options and Warrants legally binding such holders to the foregoing.

     1.10 Affiliates. Certificates representing Parent Stock issued to any person deemed by Parent to be an "affiliate," for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), of Company ("Company Affiliates") will bear an appropriate restrictive legend. Within 90 days from the date of this Agreement, Company will deliver to Parent a list of all persons who are then Company Affiliates. Company will promptly amend or supplement this list as changes occur. Company will cause each person named in any such list, amendment or supplement and any other person that Parent considers to be a Company Affiliate to deliver promptly to Parent a letter substantially in the form of Annex C to this Agreement.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company hereby represents and warrants to, and covenants with, Parent and Buyer that:

     2.1 Organization; Subsidiaries.

     (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and, except as set forth in
Schedule 2.1, each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and, except as set forth in Schedule 2.1, each of the foregoing is in good standing as a foreign corporation qualified to do business in each jurisdiction where the properties owned, leased or operated, or the business conducted by it require such qualification, except for such failure to so qualify or to be in such good standing, which is not reasonably likely to have a Company Material Adverse Effect. Each of Company and its

Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and to carry on its respective businesses as they are now being conducted.

     (b) Schedule 2.1 lists all Subsidiaries of Company and correctly sets forth the capitalization of each such Subsidiary, the jurisdiction in which Company and each such Subsidiary is organized or formed and each jurisdiction in which Company and each such Subsidiary is qualified or licensed to do business as a foreign corporation. As used in this Agreement, the term "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated or domestic or foreign to the United States of which (a) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
Schedule 2.1 correctly lists the current directors and executive officers of Company and of each of its subsidiaries. True, correct and complete copies of the respective charter documents and by-laws of Company and each of its Subsidiaries as in effect on the date hereof have been delivered to Buyer.

     (c) All outstanding securities or other ownership interests in each of the Subsidiaries listed on Schedule 2.1, except as set forth on Schedule 2.1, are owned of record and beneficially by Company or another of Company's wholly-owned subsidiaries, subject to no lien, claim, charge or encumbrance, and have been duly authorized and are validly issued, fully paid and nonassessable. Company does not directly or indirectly own or hold any interest in any corporation, association or business entity other than those listed on Schedule 2.1. There are no irrevocable proxies, voting agreements, or voting trusts with respect to any of the securities or other ownership interests of the Subsidiaries and no restrictions on Company to vote any of the stock or other securities of any of the Subsidiaries.

     2.2 Capitalization.

     (a) The authorized capital stock of Company consists of (i) 25,000,000 shares of Company Common Stock; and (ii) 10,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of which there are designated 2,242,500 shares of Series A Preferred Stock, 10 shares of Series B Preferred Stock and the remaining shares of which have not been designated. As of February 24, 2000 (a) 13,489,569 shares of Company Common Stock were issued and outstanding, (b) 1,850,012 shares of Series A Preferred Stock and 10 shares of Series B Preferred Stock were issued and outstanding, (c) 4,743,685 shares of Company Common Stock are reserved for issuance pursuant to Company's 1994 Stock Option Plan (the "Company Option Plan"), under which options to purchase 2,197,275 shares of Company Common Stock ("Options") have been granted, and (d) 458,741 shares of Company Common Stock are reserved for issuance under Company's 1995 Employee Stock Purchase Plan (the "ESPP"). All the
outstanding shares of Company's capital stock are, and all of shares of Company Common Stock that may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive or other similar rights. Schedule 2.2 sets forth a complete and correct list of the Options (including but not limited to Options granted under Company's Nonstatutory Stock Option Agreement and under the Option Agreement dated July 26, 1998 between Company and William H. Welling), including for each the name of the Option holder, the date of grant, the expiration date, and the number of shares subject to such Option. There are no bonds, debentures, notes or other instruments or evidences of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Company or any of its Subsidiaries may vote ("Voting Debt") issued and outstanding. Schedule 2.2 sets forth a complete and correct list of all obligations of Company to issue shares pursuant to warrant agreements of Company ("Warrants"). Except as disclosed in
Schedule 2.2, (i) there are no shares of capital stock of Company authorized, issued or outstanding, (ii) there are no existing options, warrants, calls, rights (including preemptive rights), subscriptions or other rights, agreements, arrangements or commitments of any character, obligating Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interests in, Company or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such shares, Voting Debt, or equity interests, or obligating Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, subscription or other right, agreement, arrangement or commitment, and (iii) there are no outstanding contractual or other obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock, or the capital stock of any Subsidiary or affiliate of Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity. Except for the Inducement Agreement, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which Company or any of the Subsidiaries is a party or by which any of them is bound relating to the voting of any shares of the capital stock of Company or any agreements, arrangements, or other understandings to which Company or any of its Subsidiaries is a party or by which it is bound that will limit in any way the solicitation of proxies by or on behalf of Company from or the casting of votes by, the stockholders of Company with respect to the Merger. There is no liability for any dividends or other distributions declared or accumulated but unpaid with respect to any capital stock of Company.

     2.3 Authority; Validity. Company has the corporate power and authority to execute and deliver this Agreement and the Option Agreement and, subject to approval of this Agreement by the shareholders of Company in accordance with the applicable provisions of the DGCL (the "Company Shareholders' Approval"), to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Company's Board of Directors. Company's Board of Directors has directed that this Agreement and the transactions contemplated hereby be submitted to Company's shareholders for consideration at a meeting of such shareholders and, except for the Company Shareholders' Approval, no other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement, the Option Agreement and the Inducement Agreement and the consummation of the transactions contemplated hereby and thereby. Upon execution and delivery hereof (assuming that this Agreement is the legal, valid and binding obligation of Parent and Buyer), this Agreement will be the valid and binding obligation of Company enforceable against Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.

     2.4 No Conflict. Except as set forth on Schedule 2.4, neither Company nor any of its Subsidiaries nor any of its or their assets is subject to or obligated under any charter, bylaw, Contract, or other instrument or permit, or subject to any law, statute, rule, regulation, judgment, order, decree or award, which would be defaulted, breached, terminated, forfeited or violated by or in conflict with (or upon the failure to give notice or the lapse of time, or both, would result in a default, breach, termination, forfeiture or conflict with Company's execution, delivery and performance of this Agreement and the Option Agreement and the transactions contemplated hereby and thereby except where such event or occurrence is not reasonably likely to result in losses, liabilities, costs or expenses, damage or decline in value to the business, condition or properties of Company's Business (collectively, "Losses") that, individually or in the aggregate, would have a Company Material Adverse Effect. Except as set forth on Schedule 2.4 and except for compliance with the HSR Act, Company's execution, delivery and performance of this Agreement and the Option Agreement and the transactions contemplated hereby and thereby will not result in the creation of any lien, pledge, security interest or other encumbrance on the assets of Company or any of its Subsidiaries or result in any change in the rights or obligations of any party under or the acceleration of (with or without the giving of notice or the lapse of time), any provision of any Material Contract of Company or any of its Subsidiaries or any change in the rights or obligations of Company or any of its Subsidiaries under any law, statute, rule, regulation, judgment, order, decree or award or permit or license to which Company or any of its Subsidiaries is subject except where such encumbrance or change would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

     2.5 Consents. Except as set forth on Schedule 2.5 and other than (i) the filing of the Certificate of Merger as provided in Section 1.3, (ii) the filing with the SEC and the NYSE of the Proxy and Registration Statement, (iii) such consents (including the Company Shareholders' Approval), orders, approvals, authorizations, registrations, declarations and filings as may be required under the DGCL, applicable state securities laws and the securities laws of any foreign country, (iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (v) such local consents, orders, approvals, authorizations, registrations, declarations and filings which, if not obtained or made would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, and that would not impair, prohibit or prevent the consummation of the transactions contemplated hereby, no consent of any Person not a party to this Agreement, or consent of or filing with (including any waiting period) any domestic or foreign court, commission, governmental body, regulatory agency, authority or tribunal (a
"Governmental Entity") is required to be obtained or performed on the part of Company to permit the Merger and the other transactions contemplated hereby.

     2.6 Financial Statements; SEC Filings.

     (a) Company has delivered to Buyer the unaudited consolidated balance sheet of Company as of December 31, 1999 and the consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1999 and 1998. All financial statements delivered pursuant to this Section 2.6(a) are in accordance with the books and records of Company and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated. All consolidated balance sheets included in such financial statements present fairly in all material respects the consolidated financial position of Company as of the dates thereof. Except as and to the extent reflected or reserved against in such consolidated balance sheet (including the notes thereto), as of December 31, 1999, Company did not have any liabilities or obligations (absolute or contingent) of a nature required by generally accepted accounting principles to be reflected in a consolidated balance sheet as of such date. All consolidated statements of income present fairly in all material respects the consolidated results of operations of Company for the periods indicated. All accounts receivable appearing on such consolidated balance sheet arose from bona fide sales of products or services in the ordinary course of business consistent with past practice and are current and collectible in the amounts appearing thereon, net of any allowances for bad debts and customer returns. All inventories appearing on such consolidated balance sheet are owned by Company or its Subsidiaries free and clear of any liens or encumbrances and are of merchantable quality and in good condition and, to the extent such inventories are not of merchantable quality or in good condition, appropriate reserves have been provided therefor. Since December 31, 1999, Company has not made any changes in the accounting principles it has followed theretofore in preparing its consolidated financial statements, and all transactions have been recorded in Company's accounting records in the same manner as theretofore.

     (b) Since January 1, 1998, Company has filed with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under the Securities Act, the Exchange Act and the respective rules and regulations thereunder (such forms, statements, reports and documents are collectively referred to as the "Company SEC Filings"). Company has delivered or made available to Buyer accurate and complete copies of all of the Company SEC Filings.

     (c) As of their respective dates, (i) each of Company's past Company SEC Filings was, and each of its future Company SEC Filings will be, prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act; and (ii) none of its past Company SEC Filings did, and none of its future Company SEC Filings will, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (d) Except as set forth on Schedule 2.6(d), neither Company nor any of its Subsidiaries is obligated to make earnout payments or other similar payments of cash or securities arising from completed acquisitions of businesses by Company and its Subsidiaries to the former owners of such businesses.

     2.7 Tax Matters.

     (a) Company and each of its Subsidiaries has filed all Tax Returns required to be filed by it, except where failures to make such Tax Returns would not, individually or in the aggregate, have a Company Material Adverse Effect, and all such Tax Returns are complete and accurate in all material respects. Company and each of its Subsidiaries has paid (or Company has paid on its behalf) all Taxes shown as due on such Tax Returns. The most recent financial statements referred to in Section 2.6 reflect an adequate reserve for all Taxes payable by Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements and no liabilities for Taxes have been incurred by Company or any of its Subsidiaries subsequent to such date other than in the ordinary course of its business.

     (b) No action, suit, investigation, audit, claim, assessment or adjustment is pending or proposed or threatened in writing with respect to a material amount of Taxes of Company or any of its Subsidiaries.

     (c) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material amount of Taxes and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority.

     (d) No material liens for Taxes exist with respect to any assets or properties of Company or any of its Subsidiaries, except for statutory liens for Taxes not yet due.

     (e) None of Company or any of its Subsidiaries is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to a material amount of Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority), and none of Company or any Subsidiary has been a member of any group of corporations filing federal, state, local or foreign Tax Returns on a combined or consolidated basis other than each such group of which it is currently a member.

     (f) None of Company or any of its Subsidiaries shall be required to include in a taxable period ending after the Effective Time a material amount of taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting.

     (g) All material amounts of Taxes which Company or any Subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued.

     (h) Neither Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (the "Code") or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined n Section 341(f)(2) of the Code) owned by Company or any of its Subsidiaries.

     (i) Neither Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or that would not be deductible pursuant to the terms of section 162(m) of the Code.

     (j) Neither Company nor any of its Subsidiaries is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     (k) None of Company or any of its Subsidiaries has agreed, or is otherwise required, to make any adjustments pursuant to Code Section 481(a) or any similar provision of state, local or foreign law, or has any application pending with any taxing authority requesting permission for a change in accounting methods.

     2.8 Absence of Certain  Changes or Events.  Except as set forth on Schedule
2.8 (or disclosed in the Company SEC Filings since December 31, 1999), since December 31, 1999, there has not been (a) any event which has resulted in, or is likely to result in, a Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) in respect of the capital stock of Company, or any redemption or other acquisition of such stock by Company; (c) any increase in the compensation payable or to become payable by Company to its officers or key employees, except those occurring in the ordinary course of business, or any material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or key employees; or (d) any labor dispute, other than routine matters, none of which is material to Company's Business.

     2.9 Material Contracts; Customers and Suppliers. Schedule 2.9 lists each of the Contracts to which Company or any of its Subsidiaries is a party or to which Company, any of its Subsidiaries or any of their respective properties is subject or by which any thereof is bound as of the date hereof (i) that would be required by Item 601(b)(10) of SEC Regulation S-K to be filed as an exhibit to an Annual Report on Form 10-K, (ii) that relates to MIS (data processing) equipment or other capital equipment in the amount of $50,000 or more, (iii) that is in the amount of $50,000 or more and contains any provision prohibiting or limiting assignment thereof (including by merger or otherwise by operation of law) allowing another party to terminate or change any term or provision thereof in the event of any change in control or merger of Company or any of its subsidiaries, or (iv) pursuant to which Company or any of its Subsidiaries has the right to borrow money or obtain any financial accommodation (each a "Material Contract") except for those Contracts listed as exhibits to Company's Annual Report on Form 10-K for the fiscal year ending December 31, 1998 or disclosed in Company SEC Filings since December 31, 1998. Except as set forth on
Schedule 2.9, no breach or default, alleged breach or default or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by Company or any of its Subsidiaries, as the case may be, or, to Company's knowledge, any other party or obligor with respect thereto, has occurred, except where such breaches or defaults, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. To Company's knowledge, no party to any Material Contract intends to cancel, withdraw, modify or amend such Material Contract. Schedule 2.9 also lists any customers to whom Company sold products in an amount in excess of $2,300,000 during the fiscal year ended December 31, 1999 ("Principal
Customers"). Schedule 2.9 also lists any suppliers for whom Company sold products in an amount in excess of $5,000,000 during the fiscal year ended December 31, 1999 ("Principal Suppliers"). Except as set forth on Schedule 2.9(ii), no Principal Customers or Principal Suppliers has advised Company that it intends to terminate its relationship with Company as a result of the consummation of the transaction contemplated by this Agreement. Except as set forth in Schedule 2.9, neither Company nor any of its affiliates is a party to, or in negotiations for the purpose of entering into, any agreement to acquire a majority of the voting securities of, or substantially all of the assets of, any Person or any business division of any Person.

     2.10 Title and Related Matters. Schedule 2.10 sets forth a list of parcels of real property owned or leased by Company or any of its Subsidiaries, including all sales and distribution facilities and all corporate support and distribution centers. Except as set forth in Schedule 2.10, Company has good and indefeasible title to all of its properties, interests in properties and assets, real and personal, reflected in Company's December 31, 1999 consolidated balance sheet or acquired after December 31, 1999 or necessary to conduct its business as now conducted (except properties, interests on properties and assets sold or otherwise disposed of since December 31, 1999 in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (a) the lien of current taxes not yet due and payable, (b) liens for mechanics', carriers', workmens', repairmens', landlord, statutory or common law liens either not delinquent or being contested in good faith, (c) such imperfections of title, liens, restrictions, variances and easements as do not materially detract from the value of or interfere with the value or the present or presently contemplated future use of the properties subject thereto or affected thereby, or otherwise materially impair the present or presently contemplated future business operations at such properties and (d) liens securing debt which is reflected on Company's December 31, 1999 consolidated balance sheet. The plants and equipment of Company that are necessary to the operation of Company's Business are in good operating condition and repair (subject to normal wear and tear). All properties material to the operations of Company are reflected in Company's December 31, 1999 consolidated balance sheet to the extent generally accepted accounting principles require the same to be reflected.

     2.11 Employee Benefit Plans.

     (a) Schedule 2.11(a) lists all employee benefit and compensation plans, programs, policies, agreements and commitments (other than oral employment agreements that are terminable at will by the employer without additional cost) covering any employee or former employee, or the beneficiary of either, of Company or any entity which would be aggregated at any relevant time with Company pursuant to Section 414(b), (c), (m), or (o) of the IRC (referred to herein as a "Company ERISA Affiliate"), providing benefits in the nature of pension, profit sharing, deferred compensation, retirement, severance, bonus, incentive compensation, stock option, stock bonus, stock purchase, health, medical, life, disability, sick leave, vacation, or other welfare or fringe benefits, including, without limitation, all employee benefit plans (as defined in Section 3(3) of ERISA (referred to herein as the "Company ERISA Plans"), and fringe benefit plans (as defined in IRC Section 6039D) (together with Company ERISA Plans referred to herein as the "Company Benefit Plans"). Except as set forth on Schedule 2.11(a), neither Company nor any Company ERISA Affiliate has ever contributed to, or been obligated to contribute to, (i) a multiemployer plan (as defined in Section 3(37) of ERISA) or (ii) a Company Benefit Plan subject to Title IV of ERISA.

     (b) Except as set forth on Schedule 2.11(b), each Company Benefit Plan is currently, and has been in the past, operated and administered in all material respects in compliance with its terms and with the requirements of all applicable Laws, including, without limitation, ERISA and the IRC. Each Company Benefit Plan which is, or was, intended to qualify under IRC Section 401(a) (referred to herein as a "Qualified Plan") is, or was, so qualified and either
(i) has been determined by the IRS to be so qualified by the issuance of a favorable determination letter a copy of which has been furnished to Parent, which remains in effect as of the date hereof and, to Company's knowledge, nothing has occurred since the date of such letter to cause such letter to be no longer valid, or (ii) is within the "remedial amendment period" as defined in IRC Section 401(b) and the regulations thereunder. Except as set forth on
Schedule 2.11(b), all reports, notices and other documents required to be filed with any Governmental Entity or furnished to employees or participants with respect to the Company Benefit Plans have been timely filed or furnished. With respect to the most recent Form 5500 regarding each funded Company Benefit Plan, benefit liabilities do not exceed assets, and no material adverse change has occurred with respect to the financial materials covered thereby since the last Form 5500.

     (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of
Section 4001(a)(15) of ERISA, currently or previously maintained by any of them, or the single-employer plan of any Company ERISA Affiliate. Company and its subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event" within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.66, has been required to be filed for any Company ERISA Plan or by any Company ERISA Affiliate within the 12-month period ending on the date hereof.

     (d) Except as set forth on Schedule 2.11(d), all contributions required to be paid on or prior to the date hereof to or with respect to any Company Benefit Plan by its terms or applicable law have been paid in full and proper form. Neither any Company ERISA Plan nor any single-employer plan of a Company ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of IRC Section 412 or Section 302 of ERISA and no Company ERISA Affiliate has an outstanding funding waiver. Neither Company nor any of its subsidiaries has provided, or is required to provide, security to any Company ERISA Plan or to any single-employer plan of a Company ERISA Affiliate pursuant to IRC Section 401(a)(29).

     (e) Except as set forth on Schedule 2.11(e), the transactions contemplated by this Agreement (i) do not constitute or result in a severance or termination of employment under any Company Benefit Plan for which severance or termination benefits may be payable with respect to any employee covered thereby, (ii) accelerate the time of payment or vesting or increase the amount of benefits due under any Company Benefit Plan or compensation to any employee of Company, or
(iii) result in any payments (including parachute payments) or funding (through grants or otherwise) of compensation or benefits under any Company Benefit Plan or Law or result in any obligation or liability of Company to any employee of Company or any Company ERISA Affiliate or (iv) result in payments under any Company Benefit Plan which would not be deductible under IRC Section 162(m) or IRC Section 280G.

     (f) Neither Company nor any Company ERISA Affiliate, nor to Company's knowledge any other "disqualified person" or "party in interest" (as defined in IRC Section 4975 and Section 3(14) of ERISA, respectively) with respect to any Company ERISA Plan has engaged in any transaction in violation of Section 406 of ERISA for which no class, individual or statutory exemption exists or any "prohibited transaction" (as defined in IRC Section 4975(c)(1)) for which no class, individual or statutory exemption exists under IRC Section 4975(c)(2) or
(d), nor has any such person who is a "fiduciary" (as defined in Section 3(21) of ERISA) of any Company ERISA Plan breached or participated in the breach of any fiduciary obligation imposed pursuant to Part 4 of Title I of ERISA.

     (g) There are no actions, suits, disputes or claims pending or, to Company's knowledge, threatened (other than routine claims for benefits) or legal, administrative or other proceedings or governmental investigations pending or, to Company's knowledge, threatened, against or with respect to any Company Benefit Plan or the assets of any Company Benefit Plan.

     (h) Under each Company ERISA Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year. The withdrawal liability of Company and its Subsidiaries under each Company ERISA Plan which is a multiemployer plan to which Company, any of its subsidiaries or any ERISA Affiliate has contributed during the preceding 12 months, determined as if a "complete withdrawal," within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, does not exceed $100,000.

     (i) Except as set forth on Schedule 2.11(i), no Company Benefit Plan provides or provided health or medical benefits (whether or not insured) with respect to current or former employees of Company or its subsidiaries beyond their retirement or other termination of service (other than coverage mandated by statutory law). Company or its subsidiaries may amend or terminate any such Company Benefit Plan at any time without incurring any liability themselves.

     (j) Each Company ERISA Plan that is an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA is either (as identified on Schedule 2.11(a)): (i) funded through an insurance company contract, (ii) funded throughout a tax-exempt "VEBA" trust or (iii) unfunded. There is no liability in the nature of a retroactive rate adjustment or loss-sharing or similar arrangement, with respect to any Company ERISA Plan which is an employee welfare benefit plan.

     (k) Company has provided to Parent true and complete copies of the following with respect to each of the Company Benefit Plans: (i) each plan document and summary plan description if any; (ii) each trust agreement, insurance policy or other instrument relating to the funding thereof; (iii) the most recent Annual Report (Form 5500 series) and associated schedules filed with the IRS or the United States Department of Labor for each Company Benefit Plan required to make such filing; (iv) the most recent audited financial statement report, if any; (v) the most recent actuarial report if any; and (vi) a description of each unwritten Company Benefit Plan and the individuals covered thereby.

     (l) All Company Benefit Plans maintained outside of the United States comply in all material respects with applicable local law. Company and its subsidiaries have no material unfunded liabilities with respect to any such Company Benefit Plan.

     (m) The Board of Directors of Company has adopted resolutions terminating the ESPP in accordance with Section 18 thereof, effective as of the date hereof, or as soon hereafter as practicable and legally permissible, and providing that no shares of Company Common Stock shall be issued for the current participation period thereunder and that the amount in each participant's plan account thereunder shall be refunded to such participant in cash pursuant to Section 9(d) thereof.

     (n) The Board of Directors of Company (through its Options Committee or other body duly exercising the powers thereof) has adopted resolutions approving the conversion of the Options in the manner set forth in Section 1.9(a) and declaring that such conversion constitutes an assumption of the Options in accordance with Section 8(b) of the Company Option Plan.

     2.12 Employment Agreements. Except as set forth on Schedule 2.12, none of Company or any of its Subsidiaries is a party to any employment, consulting, non-competition, severance, or indemnification agreement with any current or former executive officer or director or employee of Company or any of its Subsidiaries. True and complete copies of the agreements set forth on Schedule
2.12 have been furnished to Parent prior to the date hereof. Neither Company nor any of its Subsidiaries is a party to any collective bargaining agreement.

     2.13 Legal Proceedings. Schedule 2.13 sets forth a list of all legal proceedings pending to which Company or any of its Subsidiaries is a party, except (i) all workers' compensation claims which are fully insured, and (ii) receivables collections for less than $50,000 where Company is the plaintiff and related countersuits. There is no pending or, to Company's knowledge, threatened judicial or administrative proceeding or investigation affecting Company or any of its Subsidiaries that if resolved adversely to it would reasonably be likely to result in a Company Material Adverse Effect or could reasonably be expected to impair Company's ability to consummate the Merger.

     2.14 Compliance with Law; Accuracy of Certain Information. Except as set forth on Schedule 2.14, all licenses, franchises, permits and other governmental authorizations (collectively, "Licenses") held by Company and its Subsidiaries that are material in connection with Company's Business are valid and sufficient for all business presently carried on by Company. No suspension, cancellation or termination of any such material Licenses is threatened or imminent. Except as set forth on Schedule 2.14, Company's Business is being conducted in compliance with all applicable Laws and is not being conducted in violation of any Law, except for violations which either individually or in the aggregate are not reasonably likely to result in a Company Material Adverse Effect. Any and all past litigation concerning Licenses and all claims and causes of action raised therein have been finally adjudicated. No such License has been revoked, conditioned (except as may be customary) or restricted and no action (equitable, legal or administrative), arbitration or other process is pending, or to the Company's knowledge, threatened in writing which in any way challenges the validity of, or seeks to revoke, condition or restrict any such License.

     2.15 Accuracy of Proxy and Registration Statement and Other Information. On the date on which Company mails to its shareholders the Proxy and Registration Statement, on the date the Company Shareholders Meeting is held, and on the Effective Date, the Proxy and Registration Statement will contain all material statements concerning Company which are required to be set forth therein in accordance with the Exchange Act; and at such respective times, the Proxy and Registration Statement will not include any untrue statement of a material fact or omit to state any material fact with respect to Company required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information concerning Buyer or any of Buyer's Subsidiaries or advisors included or incorporated by reference in the Proxy and Registration Statement.

     2.16 Insurance. Schedule 2.16 lists all of Company's insurance policies. All properties of Company and its subsidiaries are insured for their respective benefits, in amounts customary and reasonable for the line of business of Company and against all risks usually insured against by Persons operating similar properties in the localities where such properties are located under valid and enforceable policies issued by insurers of recognized responsibility, except where failure to so insure would not be reasonably likely to have a Company Material Adverse Effect. Neither Company nor any of its subsidiaries is in default under any such policy or bond, and all such policies are in full force and effect, with all premiums due thereon paid. Company and its subsidiaries have timely filed claims with their respective insurers with respect to all matters and occurrences for which they believe they have coverage except for such failures as are not reasonably likely to result in a Company Material Adverse Effect.

     2.17 Environmental Matters.

     (a) Each of the Company and each of its Subsidiaries is, and at all times has been, in compliance with all local, state and federal statutes, orders, rules, ordinances, regulations, codes and policies and all judicial or administrative interpretations thereof (collectively, "Environmental Laws") relating to pollution or protection of the environment, including, without limitation, laws relating to exposures, emissions, discharges, releases or threatened releases of Hazardous Substances (as hereinafter defined) into or on land, ambient air, surface water, groundwater, personal property or structures (including the protection, cleanup, removal, remediation or damage thereof), or otherwise related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of Hazardous Substances. Neither the Company nor any Subsidiary has received any notice of any investigation, claim or proceeding against the Company relating to Hazardous Substances or any action pursuant to or violation or alleged violation under any Environmental Law, and the Company is not aware of any fact or circumstance that could involve the Company or any Subsidiary in any environmental litigation, proceeding, investigation or claim or impose any environmental liability upon the Company or any Subsidiary that would reasonably be expected to have a Company Material Adverse Effect.

     (b) To the knowledge of the Company, there are no Hazardous Substances in, under or about the soil, sediment, surface water or groundwater on, under or around any properties at any time owned, leased or occupied by the Company or any Subsidiary. Neither the Company nor any Subsidiary has disposed of any Hazardous Substances on or about such properties. There is no present release or threatened release of any Hazardous Substances in, on, under or around such properties. Neither the Company nor any Subsidiary has disposed of any materials at any site being investigated or remediated for contamination or possible contamination of the environment.

     2.18 Certain Agreements. Except as set forth in Schedule 2.18, neither the Company nor any of its Subsidiaries is a party to any Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where the liability that would reasonably be expected to result would have a Company Material Adverse Effect.

     2.19 Intellectual Property.

     (a) The Company and each of its Subsidiaries owns, or is licensed or otherwise possesses legally sufficient rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications (in both source code and object code form) and tangible or intangible proprietary information or material that are used or proposed to be used in the business of the Company or such Subsidiary, as currently conducted in any material respect. Schedule 2.19 lists all current patents, registered and material unregistered copyrights, trade names and service marks, any domain name, and any applications therefor owned by the Company (the "Company Intellectual Property Rights"), and specifies the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Schedule 2.19 includes and specifically identifies all third-party patents, trademarks, and copyrights (including software) (the "Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of, any product of the Company or any of its Subsidiaries. Schedule 2.19 lists (i) any requests the Company or any Subsidiary has received to make any registration of the type referred to in the penultimate sentence prior hereto, including the identity of the requester and the item requested to be so registered, and the jurisdiction for which such request has been made; (ii) all material licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which any person is authorized to use any Company Intellectual Property Right, or any trade secret material to the Company; and (iii) all material licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any Third Party Intellectual Property Rights, or other trade secret of a third party in or as any product, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

     (b) Neither the Company nor any of its Subsidiaries is, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement described in Schedule 2.19. Except as set forth in Schedule 2.19, no claims with respect to the Company Intellectual Property Rights, any trade secret material to the Company or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through the Company or any of its Subsidiaries, are currently pending or, to the knowledge of the Company, are threatened by any person, (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any of its Subsidiaries infringes on any patent, trademark, trade name, service mark, copyright, or trade secret; (ii) against the use by the Company or its Subsidiaries of any patent, trademarks, trade names, copyrights, trade secrets, technology, know-how or computer software programs and applications used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company and its Subsidiaries, or (iv) challenging the Company's or any of its Subsidiaries' license or legally enforceable right to use of the Third Party Intellectual Property Rights. To the Company's knowledge, after reasonable investigation, all patents, registered trademarks, trade names, service marks, and copyrights held by the Company or any of its Subsidiaries are valid and subsisting. To the Company's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (A) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding such involves a claim or infringement of trade secrets, any patents, trademarks, service marks, or copyrights and which has not been finally terminated prior the date hereof or been informed or notified by any third party that the Company may be engaged in such infringement or (B) has knowledge of any infringement liability with respect to, or infringement by, the Company or any of its Subsidiaries of any trade secret, patent, trademark, service mark, or copyright of another.

     (c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any license agreement, contract or other arrangement of any nature relating to Company Intellectual Property Rights or Third Party Intellectual Property Rights.

     (d) Schedule 2.19 contains a complete and accurate list of any proceedings before any patent or trademark authority to which the Company or a Subsidiary is a party, a description of the subject matter of each proceeding, and the current status of each proceeding, including, without limitation, interferences, priority contests, opposition, and protests. Such list includes any pending applications for reissue or reexamination of a patent. The Company or a Subsidiary has the exclusive right to file, prosecute and maintain any such applications for patents, copyrights or trademarks and the patents and registrations that issue therefrom.

     (e) Each employee of the Company and its Subsidiaries has executed a confidentiality, invention and copyright agreement with the Company in the forms previously delivered to Parent.

     2.20 Product Warranties. Except as set forth in Schedule 2.20, all products are sold or licensed by the Company and its Subsidiaries pursuant to terms that provide (a) the Company's disclaimer of all warranties, express or implied, including those of merchantability and fitness for a particular purpose; (b) the Company's disclaimer of all consequential damages arising from the use or possession of the product, regardless of whether such liability is based in tort, contract or otherwise; and (c) language stating that if the foregoing disclaimers are held to be unenforceable, the Company's maximum liability shall not exceed the amount of money(ies) paid for such product(s).

     2.21 Labor Matters. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any group of their respective employees. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries nor does the Company know of any activities or proceedings of any labor union to organize any such employees; and neither the Company or any of its Subsidiaries has breached or otherwise failed to comply with any provision of any such agreement or contract and there are no grievances outstanding against any such parties under any such agreement or contract. There are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any current union representation questions involving employees of the Company or any of its Subsidiaries. The Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries. The Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries. No consent of any union which is a party to any collective bargaining agreement with the Company or any of its Subsidiaries is required to consummate the transactions contemplated by this Agreement.

     2.22 Related Party Transactions. Except as set forth in the Company SEC Filings or Schedule 2.22, no director, officer, or "affiliate" (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company (a) has outstanding any indebtedness or other similar obligations of the Company or any of its Subsidiaries, other than ordinary course of business travel advances or (b) other than employment related benefits agreements contemplated by or disclosed in this Agreement, is a party to any legally binding contract, commitment or obligation to, from or with the Company or any of its Subsidiaries.

     2.23 State Takeover Statutes. The action of the Board of Directors of the Company in approving the Merger, this Agreement, the Option Agreement and the Inducement Agreement and the transactions contemplated hereby and thereby is sufficient to render inapplicable to the

Merger, this Agreement, the Option Agreement and the Inducement Agreement the provisions of Section 203 of the DGCL.

     2.24 Brokers; Advisors. No broker, investment banker, financial advisor or other person, other than Alliant Partners and Tucker, Anthony, Cleary, Gull, the fees and expenses of which will be paid by the Company (and are reflected in agreements between Alliant Partners and Tucker, Anthony, Cleary, Gull, respectively, and the Company, complete copies of which have been furnished to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A true and complete estimate of the fees and costs of all financial and accounting advisors and legal counsel retained by Company in connection with the negotiation and consummation of the Merger is set forth in Schedule 2.24.

     2.25 Full Disclosure. No representation or warranty by the Company herein (including the Schedules and Exhibits hereto) or in any certificate furnished by or on behalf of the Company to Parent in connection herewith, taken together with all the other information provided to Parent or its counsel in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.


                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

     Parent and Buyer hereby represent and warrant to Company as follows:

     3.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has corporate power to carry on its business as it is now being conducted. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has corporate power to carry on its business as it is now being conducted.

     3.2 Authority; Validity. Parent and Buyer have all corporate power and authority to execute and deliver this Agreement and to carry out their respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Board of Directors of Parent and Buyer, and no other corporate proceedings on the part of Parent or Buyer are necessary to authorize this Agreement and the transactions contemplated hereby. Upon execution and delivery hereof (assuming that this Agreement is the legal, valid and binding obligation of Company), this Agreement will be the valid and binding obligation of Parent and Buyer enforceable against Parent and Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or limiting creditors rights generally and equitable principles.

     3.3 No Conflict. Neither Parent, Buyer nor any of their respective assets is subject to or obligated under any charter, bylaw, Contract, or other instrument or any permit, or subject to any statute, rule, order or decree, which would be defaulted, breached, terminated, forfeited or violated by or in conflict (or upon the failure to give notice or the lapse of time, or both, would result in a default, breach, termination, forfeiture or conflict) with its this Agreement and the transactions contemplated hereby except where such event or occurrence (i) as of the date hereof is not reasonably likely to result in Losses that, individually or in the aggregate, would reasonably be likely to have a Parent Material Adverse Effect; or (ii) between the date hereof and the Closing Date would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

     3.4 Consents. Except as contemplated by this Agreement, no consent of any Person not a party to this Agreement, nor consent of or filing with (including any waiting period) any Governmental Entity, is required to be obtained or performed on the part of Parent and Buyer to permit the Merger.

     3.5 Legal Proceedings. Except as otherwise disclosed by Parent to Company there is no pending or, to Parent's knowledge, threatened judicial or administrative proceeding or investigation affecting Parent that if resolved adversely to Parent would reasonably be likely to result in a Parent Material Adverse Effect or could reasonably be expected to impair its ability to consummate the Merger.

     3.6 Financial Statements, SEC Filings.

     (a) Parent has delivered  copies of the following  financial  statements to
Company: (i) the consolidated balance sheet of Parent at July 2, 1999 and the consolidated statements of income, shareholders' equity and cash flows for the years ended July 2, 1999 and June 26, 1998, in each case including the notes thereto and the related report of Arthur Andersen LLP, independent certified public accountants, and (ii) the unaudited consolidated balance sheet of Parent at December 31, 1999 and the unaudited consolidated statements of income, shareholders' equity and cash flows for the six-month period ended December 31, 1999 in each case including any notes thereto.

     (b) All financial statements delivered pursuant to Section 3.6(a) hereof are in accordance with the books and records of Parent and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC). All consolidated balance sheets included on such financial statements present fairly in all material respects the consolidated financial position of Parent as of the dates thereof (subject, in the case of the unaudited statements, to customary reclassification year-end adjustments). Except as and to the extent reflected or reserved against in such consolidated balance sheets (including the notes thereto) as of December 31, 1999, Parent did not have any liabilities or obligations (absolute or contingent) of a nature required by generally accepted accounting principles to be reflected in a consolidated balance sheet as of such date. All consolidated statements of income included on such financial statements present fairly in all material respects the consolidated results of operations of Parent for the periods indicated.

     (c) Since January 1, 1998, Parent has filed with the SEC all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under the Securities Act, the Exchange Act and the respective rules and regulations thereunder (such forms, statements, reports and documents are collectively referred to as the "Parent SEC Filings"). Parent has delivered or made available to Company accurate and complete copies of all of the Parent SEC Filings.

     (d) As of their respective dates, (i) each of Parent's past Parent SEC Filings was, and each of its future Parent SEC Filings will be, prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act; and (ii) none of its past Parent SEC Filings did, and none of its future Parent SEC Filings will, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.7 No Material Adverse Effect. Since December 31, 1999 there has not been any event which has had or is likely to have a Parent Material Adverse Effect.

     3.8 Compliance with Law. All licenses, franchises, permits and other governmental authorizations held by Parent that are material in connection with Parent's Business are valid and sufficient for all business presently carried on by Parent except where the failure to maintain such a valid and sufficient permit would not reasonably be likely to result in a Parent Material Adverse Effect. No suspension, cancellation or termination of any such material, licenses, franchises, permits and other governmental authorizations is threatened or imminent. Parent's Business is not being conducted in violation of any Law, except for violations which either individually or in the aggregate are not reasonably likely to result in a Parent Material Adverse Effect.

     3.9 Accuracy of Proxy and Registration Statement and Other Information. On the date on which Company mails to its shareholders the Proxy and Registration Statement, on the date the Company Shareholders Meeting is held, and on the Effective Date, the Proxy and Registration Statement will contain all material statements concerning Parent and Buyer which are required to be set forth therein in accordance with the Securities Act and the Exchange Act; and at such respective times, the Proxy and Registration Statement will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, Parent and Buyer make no representation or warranty with respect to any information concerning Company or any of Company's Subsidiaries or advisors included or incorporated by reference in the Proxy and Registration Statement.

     3.10 Full Disclosure. No representation or warranty by Parent or Buyer herein (including the Schedules and Exhibits hereto) or in any certificate furnished by or on behalf of Parent or Buyer to Company in connection herewith, taken together with all the other information provided to Company or its counsel in connection with the transactions contemplated hereby and all the information included in the Parent SEC Filings, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

     3.11 No Brokers or Finders. Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory, brokerage or finder's fees or commissions in connection with the transactions contemplated herein, except that Parent has retained Merrill Lynch & Co. as its financial advisor, whose fees and expenses will be paid by Parent.

                                   ARTICLE IV

                                    COVENANTS

     4.1 Access and Information.

     (a) Subject to applicable laws and regulations, upon reasonable notice during the period from the date hereof through the Effective Time, Company will give to Parent and Buyer and Parent and Buyer's Representatives full access during normal business hours to all of its and its subsidiaries' properties, books, records, documents (including, without limitation, Tax Returns for all periods open under the applicable statute of limitations), personnel, auditors and counsel, and each party shall (and shall cause its subsidiaries to) furnish promptly to the other party all information concerning such party and its subsidiaries as such other party or such other party's Representatives may reasonably request. Subject to applicable laws and regulations, upon reasonable notice during the period from the date hereof through the Effective Time, Parent and Buyer will provide to Company and Company's Representatives such information as Company may reasonably request to determine the accuracy of Parent's and Buyer's representations and warranties in this Agreement and compliance by Parent and Buyer with their covenants in this Agreement.

     (b) All non-public information disclosed by any party (or its Representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its Representatives) shall be kept confidential by such other party and its Representatives and shall not be used by any such Persons other than as contemplated by this Agreement. Subject to the requirements of applicable Law, Parent, Buyer and Company will keep confidential, and each will cause their respective Representatives to keep confidential, all such non-public information and documents unless such information (i) was already known to Parent, Buyer or Company, as the case may be, as long as such information was not obtained in violation of a confidentiality obligation (ii) becomes available to Parent, Buyer or Company, as the case may be, from other sources not known by Parent, Buyer or Company, respectively, to be bound by a confidentiality obligation, (iii) is independently acquired by Parent, Buyer or Company, as the case may be, as a result of work carried out by any Representative of Parent, Buyer or Company, respectively, to whom no disclosure of such information has been made, (iv) is disclosed with the prior written approval of Company or Parent, Buyer, as the case may be, or (v) is or becomes readily ascertainable from publicly available information. Upon any termination of this Agreement, each party hereto will collect and deliver to the other, or certify as to the destruction of, all documents obtained by it or any of its Representatives then in their possession and any copies thereof.

     (c) Subject to applicable Law, if between the date hereof and the Effective Date any Governmental Entity shall commence any examination, review, investigation, action, suit or proceeding against any party hereto with respect to the Merger, such party shall (i) give the other parties prompt notice thereof, (ii) keep the other parties informed as to the status thereof and (iii) permit the other parties to observe and be present at each meeting, conference or other proceeding and have access to and be consulted in connection with any document filed or provided to such Governmental Entity in connection with such examination, review, investigation, action, suit or proceeding.

     4.2 Governmental Filings. Subject to the terms and conditions herein provided, the parties hereto shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) using all reasonable efforts to take, or cause to be taken, all other action and doing, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

     4.3 Consents and Approvals.

     (a) Company shall use its commercially reasonable efforts to obtain any and all consents from other parties to all Material Contracts, if necessary or appropriate to allow the consummation of the Merger. Each party hereto shall use its commercially reasonable efforts to obtain any and all permits or approvals of any Governmental Entity required by such party for the lawful consummation of the Merger.

     (b) Each party hereto shall, upon request, furnish each other with all information concerning themselves, their respective subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy and Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, Buyer or Company to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

     (c) Each party hereto shall promptly furnish each other with copies of all written communications received by such party or any of their respective subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

     4.4 Meeting of Shareholders; Proxy and Registration Statement; Listing Application.

     (a) Meeting of Shareholders. Company shall take all action necessary in accordance with applicable Law and its charter documents to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable to consider and vote upon this Agreement, the Merger and all matters related thereto. Company shall, through its Board of Directors, recommend to its shareholders approval of such matters (unless Company's directors after consultation with legal counsel, believe such action is inconsistent with the proper exercise by such directors of their fiduciary duties), and Company shall use its best efforts to obtain such approval by its shareholders. Company agrees to adjourn, postpone or delay its meeting, or to convene a second meeting, as appropriate, in the event insufficient voting shares are present to conduct the meeting.

     (b) Proxy and Registration Statement. As promptly as reasonably practicable, Company, Parent and Buyer shall prepare and file with the SEC a proxy statement and registration statement on Form S-4 under the Securities Act and the rules and regulations promulgated thereunder with respect to the Parent Stock to be issued in the Merger (the "Proxy and Registration Statement" or "Registration Statement") for use in connection with the Company's shareholder meeting. The Proxy and Registration Statement shall not be filed, and no amendment or supplement to the Proxy and Registration Statement shall be made by either Company or Parent, without prior consultation with the other party and its counsel. Company and Parent shall cooperate and use all reasonable efforts to have the Registration Statement declared effective by the SEC. Parent will, as promptly as practicable, provide any written comments received from the SEC with respect to the Registration Statement and advise Company of any verbal comments received from the SEC with respect thereto. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under the securities or "blue sky" laws of the various States in connection with the issuance of the Parent Stock pursuant to the Merger.

     (c) Indemnification. Each of Company and Parent (each an "Indemnifying Party") agrees to indemnify and hold harmless the other, each person who controls the other within the meaning of the Securities Act, and each director and officer of the other, against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and costs of investigation and defense) that are based on the ground or alleged ground that the Registration Statement includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. This indemnification obligation extends, however, only insofar as any such statement or omission was made in reliance upon, and in conformity with, any written information furnished by the Indemnifying Party for use in the preparation of such materials. These indemnity obligations will remain in force after any termination of this Agreement.

     (d) Listing Application. Parent shall use its best efforts to cause the Parent Stock distributed in connection with the Merger to be authorized for listing on the NYSE and shall make all necessary blue sky law filings in connection therewith.

     4.5 Conduct of Company Business. Company covenants and agrees that after the date hereof and prior to the Effective Time (unless Parent and Buyer shall have agreed in writing):

     (a) Ordinary Course. Company will, and will cause its subsidiaries to, operate Company's Business only in the ordinary course of business consistent with past practices and use its best efforts to (i) preserve its existing business organization, insurance coverage, material rights, material licenses or permits, advantageous business relationships, material agreements and credit facilities; (ii) retain and keep available the services of its present officers, employees and agents; and (iii) preserve the goodwill of its customers, suppliers and others having business relations with it. Company and its subsidiaries will not: (A) enter into any material transaction or commitment, or dispose of or acquire any material properties or assets, except purchases and sales of inventory in the ordinary course of business consistent with past practices; (B) implement any new employee benefit plan, or employment, compensatory or severance agreement; (C) amend any existing employee benefit plan or employment agreement except as required by Law or by this Agreement; or
(D) take any action that would jeopardize the continuance of its material supplier or customer relationships; (E) make any material change in the nature of their businesses and operations; (F) enter into any transaction or agreement with any officer, director or affiliate of Company or any of its subsidiaries;
(G) incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by Company or any of its subsidiaries of more than $100,000 in any specific case in the aggregate, excluding transactions in the ordinary course of business; or (H) make any Tax election or make any change in any method or period of accounting or any material change in any accounting policy, practice or procedure.

     (b)  Charter   Documents.   Company  will  not  amend  its  Certificate  of
Incorporation or By-Laws and will not permit any of its Subsidiaries to amend their charter documents or by-laws.

     (c) Dividends. Company will not declare or pay any dividend or make any other distribution in respect of its capital stock.

     (d) Stock. Company will not split, combine or reclassify any shares of its capital stock, or issue, redeem or acquire (or agree to do so) any of its equity securities, options, warrants, or convertible instruments, except (i) pursuant to existing obligations under Company Benefit Plans, (ii) pursuant to the existing commitments or conversion rights listed on Schedule 2.2(a) or (iii) pursuant to Section 4.15. Company will not grant any Options.

     4.6 Publicity. Company and Parent must mutually agree upon the initial press releases. Thereafter, Company and Parent shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without prior consultation with both Company and Parent, except to the extent that the disclosing party is advised by its counsel that such action is required by applicable Law, and then, if practicable, only after consultation with the other party.

     4.7 Notification of Defaults and Adverse Events. Company and Parent will promptly notify each other if, subsequent to the date of this Agreement and prior to the Effective Date: (i) an event occurs that may be reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect, respectively, or (ii) any suit, action or proceeding is instituted or, to the knowledge of Company or Parent, threatened against or affecting Company or Parent or any of their respective subsidiaries which, if adversely determined, would be reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect. Each of Company and Parent will promptly notify the other if it determines it is or will be unable to comply with any of its obligations under this Agreement or fulfill any conditions under its control.

     4.8 Satisfy Conditions to Closing. Parent and Company shall each use its reasonable best efforts to cause all conditions to Closing to be satisfied.

     4.9 Termination Fee. If this Agreement is terminated (a) by Parent pursuant to Section 6.1(d), Section 6.1(e), Section 6.1(f) or Section 6.1(h), or (b) by Company pursuant to Section 6.1(d) or Section 6.1(g) (in each case only if the Company or its stockholders have received in writing, or there shall have been publicly disclosed, an Acquisition Proposal on or before the date of such termination), then Company shall pay to Parent, upon demand, $750,000 in cash. If within one year of (A) any such termination, or (B) any termination by Parent pursuant to Section 6.1(c)(if prior to such termination pursuant to Section 6.1(c), (i) the SEC shall have declared effective the Proxy and Registration Statement, (ii) the waiting period under the HSR Act shall have expired, in each case no later than August 1, 2000, and (iii) the Company or its stockholders shall have received in writing, or there shall have been publicly disclosed, an Acquisition Proposal), Company enters into an agreement to effect an Acquisition Proposal, then Company shall pay to Parent, upon demand, an amount in cash equal to $4,500,000, less any amount paid pursuant to the immediately preceding sentence (the total of all amounts payable under this Section 4.9 being the "Termination Fee").

     4.10 Anti-takeover Statutes. If any anti-takeover or similar statute is applicable to the transactions contemplated hereby, Company will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of such anti-takeover or similar statute on the transactions contemplated hereby.

     4.11 Indemnification; Insurance.

     (a) Indemnification. For not less four (4) years after the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless, each present and former director and officer of Company and each such person's personal representative, estate, testator or intestate successors (the "Indemnified Parties") against any and all losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement with the approval of Parent and the Surviving Corporation (which approval shall not be unreasonably withheld) in connection with any actual or threatened claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission occurring prior to the Effective Time (including without limitation, any which arise out of or relate to the transactions contemplated by this Agreement), whether asserted or claimed prior to, or on or after, the Effective Time, to the full extent Company would be permitted under the DGCL or Company's Certificate of Incorporation or By-Laws in effect as of the date of this Agreement (to the extent consistent with applicable law), including, without limitation, provisions relating to advances of expenses incurred in the defense of any action or suit, provided that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware law and the Company's Certificate of Incorporation and By-laws shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party. In addition, Parent and the Surviving Corporation shall pay expenses incurred by an Indemnified Party in advance of the final disposition of any such action or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified. Without limiting the foregoing, in the event any claim, action, suit, proceeding or investigation is brought against any Indemnified Party, Parent and the Surviving Corporation shall be entitled to assume the defense of any such action or proceeding. Upon assumption by Parent and the Surviving Corporation of the defense of any such action or proceeding, the Indemnified Party shall have the right to participate in such action or proceeding and to retain its own counsel, but neither Parent nor the Surviving Corporation shall be liable for any legal fees or expenses subsequently incurred by the Indemnified Party in connection with the defense thereof unless (i) Parent and the Surviving Corporation have agreed to pay such fees and expenses, (ii) the Indemnified Party shall have been advised by counsel that representation of the Indemnified Party by counsel provided by Parent and the Surviving Corporation is not possible due to conflicts of interest among Parent and the Surviving Corporation and the Indemnified Party, or (iii) Parent and the Surviving Corporation shall have failed in a timely manner to assume the defense of the matter. Neither Parent nor the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent. Neither Parent nor the Surviving Corporation shall, except with the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term the release by the claimant or plaintiff of such Indemnified Party from all further liability in respect of such claim. Any Indemnified Party wishing to claim indemnification under this Section 4.11(a), upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent and the Surviving Corporation (but the failure so to notify Parent and the Surviving Corporation shall not relieve it from any liability which it may have under this Section 4.11(a) except to the extent such failure materially prejudices Parent and the Surviving Corporation). In addition to the foregoing, and without limiting in any manner the foregoing, after the Effective Time Parent and the Surviving Corporation shall assume the obligations of Company under the indemnification agreements set forth in Section 4.4(c), but only to the extent Company would be permitted under the DGCL to perform its obligations under such indemnification agreements.

     (b) Insurance. For a period of not less than four (4) years after the Effective Date, Parent and the Surviving Corporation shall cause to be maintained officers' and directors' liability insurance covering Company's existing officers and directors who are currently covered in such capacities by Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to such officers and directors than such existing insurance provided, further, that in no event shall Parent and the Surviving Corporation be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage (or obtain coverage in excess of the coverage that is available for such 200% of such annual premium).

     4.12 Employee Benefits. (a) As soon after the date hereof as practicable and legally permissible, Company shall make a cash refund of all participant plan accounts under the ESPP pursuant to the resolutions described in Section 2.11(m).

     (b) At the Effective Time, the Surviving Corporation shall offer all persons who were theretofore employees of Company and its subsidiaries benefits under Parent Benefit Plans which, in the aggregate, are no less favorable to such employees than those that Company currently provides to its own employees. Each Parent Benefit Plan (i) shall give credit for purposes of eligibility to participate and vesting to employees of Company and its subsidiaries for service prior to the Effective Time with Company and its subsidiaries (and their predecessors, to the extent credit for service with such predecessors was given by Company) to the same extent that such service was recognized under a comparable Company Benefit Plan and (ii) shall, if applicable, waive any pre-existing condition or limitation applicable to the addition of such employees to any Parent Benefit Plan to the same extent that such condition or limitation would be waived under a comparable Company Benefit Plan.

     4.13 No Solicitation. From and after the date hereof, Company shall not, and shall not authorize or permit any of its subsidiaries or Representatives to, directly or indirectly, solicit or initiate (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal from any person or entity, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, Company may
(a) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer; and (b) at any time prior to the Closing, (i) engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with Company or any of its subsidiaries or Representatives after the date hereof) seeks to initiate such discussions or negotiations, and may furnish such third party nonpublic information concerning Company and its business, properties and assets if, and only to the extent that, (A) (1) the third party has first made a bona fide Acquisition Proposal that the Board of Directors of Company believes in good faith (after consultation with its financial advisor) is reasonably capable of being completed, taking into account all relevant, legal, financial, regulatory and other aspects of the Acquisition Proposal and the source of its financing, and believes in good faith (after consultation with its financial advisor and after considering all of the terms, conditions, representations, warranties and covenants which are included in such Acquisition Proposal) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to the shareholders of Company, from a financial point of view, than the transactions contemplated by this Agreement and believes in good faith (after consultation with its financial advisor) that the person making such Acquisition Proposal has, or is reasonably likely to have or obtain, any necessary funds or customary commitments to provide any funds necessary to consummate such Acquisition Proposal (any such more favorable Acquisition Proposal being referred in this Agreement as a "Superior Proposal") and (2) Company's Board of Directors shall conclude in good faith, after considering applicable provisions of state law, that such action may be necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, and (B) forty-eight hours prior to furnishing such information to or entering into discussions or negotiations with such person or entity, Company (1) provides prompt notice to Parent to the effect that it is furnishing information to or entering into discussions or negotiations with such person or entity and (2) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not materially more favorable to such person or entity than the terms contained in the Confidentiality Agreement, and/or (ii) accept a Superior Proposal from a third party, provided that the conditions set forth in clauses (i)(A) and (i)(B) above have been satisfied and Company complies with and terminates this Agreement pursuant to Section 6.1(g). Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any persons or entities conducted heretofore by Company or any of its subsidiaries or Representatives with respect to the foregoing. The Company shall notify Parent orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the person making
it) within twenty-four hours of the receipt thereof, and shall keep Parent informed of the status and details of any such inquiry, offer, or proposal.

     4.14. Consent of Holders of Options. Company shall use its best reasonable efforts to obtain and deliver to Parent, prior to the Effective Time, binding agreements from the holders of all of the Options, agreeing to the conversion of such Options on the terms described in Section 1.9.

     4.15. Redemption of Class B Preferred Shares. Prior to the Effective Time, Company will redeem all outstanding shares of its Class B Preferred Stock, and will obtain the prior written consent of the holders of Class A Preferred Shares to such redemption.

     4.16. Audited Financial Statements. As soon as practicable, Company shall deliver the consolidated balance sheet of Company as of December 31, 1999 and the consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1999 and 1998, in each case including the notes thereto and the related report of PriceWaterhouse Coopers LLP, independent certified public accountants.


                                    ARTICLE V

                                   CONDITIONS

     5.1 Conditions to Obligations of Company, Parent and Buyer. The respective obligations of the parties to effect the Merger are subject to the fulfillment at or prior to the Effective Date of the following conditions unless waived in writing by all parties:

     (a) Approval. All corporate actions necessary to authorize the execution, delivery and performance of this Agreement and the Merger shall have been duly and validly taken by the other parties. The shareholders of Company shall have approved this Agreement and the Merger in accordance with applicable Law.

     (b) Approval from Government Entities. All approvals required by any Governmental Entity and all other actions required to effect the Merger and related transactions shall have been obtained. The waiting period under the HSR Act shall have expired, or early termination of the waiting period under the HSR Act shall have been granted.

     (c) Absence of Governmental Litigation. No Governmental Entity shall have instituted a proceeding seeking injunctive or other relief in connection with the Merger and related transactions. There shall not be any judgment, decree, injunction, ruling or order of any Governmental Entity that prohibits, restricts, or delays consummation of the Merger.

     (d) Effectiveness of Registration Statement. The Registration Statement covering the Parent Stock shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued with respect thereto.

     (e) Market Conditions. There shall not have occurred and be continuing (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any government or Governmental Entity of the United States on the extension of credit by banks or other lending institutions, or (iv) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof.

     5.2 Conditions to Obligations of Parent and Buyer. The obligations of Parent and Buyer to effect the Merger are subject to the fulfillment at or prior to the Effective Date of the following conditions except to the extent waived in writing by Parent and Buyer:

     (a) Representations and Compliance. The representations and warranties of Company in this Agreement shall be true and correct as of the date of this Agreement and on the Effective Date with the same effect as though made on and as of such date, except where failure to be so true and correct would not (in the aggregate for all representations and warranties of Company) have Company Material Adverse Effect (other than representations and warranties that are already so qualified, which in each such case shall be true and correct as written), and except for any changes contemplated by this Agreement; Company shall have complied in all material respects with all covenants requiring compliance by it prior to the Effective Date; and Buyer shall have received an officer's certificate signed by the Chief Executive Officer of Company certifying as to each of the foregoing.

     (b) Tax Opinion. Parent shall have received an opinion from Carter, Ledyard & Milburn, counsel to Parent, based upon reasonably requested representation letters and dated the Effective Date, that the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of IRC Section 368(a), that each of Parent, Buyer and Company will be a party to that reorganization within the meaning of IRC Section 368(b) and that neither Parent, Buyer nor Company will recognize any gain on the Merger.

     (c) No Material Adverse Effect. From the date hereof, there shall not have occurred any event which has resulted or is likely to result in a Company Material Adverse Effect.

     (d) Material Contracts. All consents from International Business Machines Corp., IBM Credit Corp. and their affiliates, and from other parties to the Material Contracts listed on Schedule 2.4 if necessary to allow the consummation of the Merger and the continuation of Company's Business in the ordinary course after consummation of the Merger, shall have been received.

     (e) Consent of Option Holders. Company shall have delivered to Parent binding agreements from the holders of at least 90% of the Options (by number of underlying shares of Company Common Stock), agreeing to the conversion of such Options on the terms described in Section 1.9.

     (f) Audited Financial Statements. The corresponding portions of the audited financial statements delivered pursuant to Section 4.16 shall not differ, in any manner adverse to Parent and Buyer, from the unaudited financial statements described in Section 2.6(a).

     5.3 Conditions to Obligations of Company. The obligations of Company to effect the Merger are subject to the fulfillment at or prior to the Effective Date of the following conditions unless waived in writing by Company:

     (a) Representations and Compliance. The representations and warranties of Parent and Buyer in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the Effective Date with the same effect as though made on and as of such date, except where failure to be so true and correct would not (in the aggregate for all representations and warranties of Parent and Buyer) have a Parent Material Adverse Effect (other than representations and warranties that are already so qualified, which in each such case shall be true and correct as written), except for any changes contemplated by this Agreement; Parent and Buyer shall have complied in all material respects with all covenants requiring compliance by it prior to the Effective Date; and Company shall have received an officer's certificate signed by the Chief Executive Officer of Parent certifying as to each of the foregoing.

     (b) Tax Opinion.  Company  shall have  received an opinion  from  Pillsbury
Madison & Sutro LLP, counsel to Company, based upon reasonably requested representation letters and dated the Effective Date, that the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of IRC Section 368(a) that each of Parent, Buyer and Company will be a party to that reorganization within the meaning of IRC Section 368(b).

     (c) Listing. The Parent Stock distributed in connection with the Merger shall have been accepted upon notice of issuance for listing on the NYSE.

     (d) No Material Adverse Effect. From the date hereof, there shall not have occurred any event which has resulted or is likely to result in a Parent Material Adverse Effect.


                                   ARTICLE VI

                        TERMINATION, AMENDMENT AND WAIVER

     6.1 Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of Company:

     (a) by mutual consent of Parent and Company;

     (b) by either Parent or Company upon written notice to the other party if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order denying, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

     (c) by either Parent or Company if the Merger shall not have been consummated on or before September 15, 2000 unless the failure of the Merger to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect the covenants and agreements of such party set forth herein;

     (d) by either Company or Parent if any approval of the shareholders of Company required for the consummation of the Merger shall not have been obtained by reason of the failure to hold the Company Shareholders Meeting or to obtain the required vote of shareholders of Company at the Company Shareholders' Meeting or at any adjournment or postponement thereof;

     (e) by either Parent or Company (so long as the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party which has or would reasonably likely have a Company Material Adverse Effect (if the terminating party is Parent) or a Parent Material Adverse Effect (if the terminating party is Company);

     (f) by either Parent or Company (so long as the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or conditions or obligations set forth in this Agreement on the part of the other party which has or would reasonably likely have a Company Material Adverse Effect (if the terminating party is Parent) or a Parent Material Adverse Effect (if the terminating party is Company), and which breach shall not have been cured within ten days following receipt by the breaching party of written notice of such breach from the other party hereto or which breach, by its nature, cannot be cured prior to the Effective Time;

     (g) by Company, prior to the consummation of the transactions contemplated hereby, for the purpose of entering into an agreement with a Person that has made a Superior Proposal; and

     (h) by Parent prior to the consummation of the transactions contemplated hereby if the Board of Directors of Company shall have withdrawn, amended, modified, conditioned or qualified in a manner adverse to Parent its approval or recommendation of this Agreement or shall have recommended another Acquisition Proposal or offer for the purchase of Company Common Stock.

     6.2 Effect of  Termination.  Except as  provided in Section 4.9 and Section
7.2 hereof with respect to expenses and fees (including the Termination Fee), and except as provided in Section 4.1(b) hereof with respect to information obtained in connection with the transactions contemplated hereby, and except as provided in Section 4.4(c), in the event of the termination of this Agreement and the abandonment of the Merger, this Agreement shall thereafter become null and void and have no effect, and no party hereto shall have any liability to any other party hereto or its shareholders or directors or officers in respect thereof, and each party shall be responsible for its own expenses, except that nothing herein shall relieve any party for liability for any willful breach hereof.

     6.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval hereof by the shareholders of Company and Buyer, but, after any such approval, no amendment shall be made which would under the DGCL require the approval of the shareholders of Company or Buyer, respectively, without such further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     6.4 Extension; Waiver. At any time prior to the Effective Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE VII

                                  MISCELLANEOUS

     7.1 Termination of Representations and Warranties. The representations and warranties of each party will terminate on the Effective Date.

     7.2 Expenses. Subject to Section 4.9, each party will pay its own expenses relating to this Agreement and the transactions contemplated hereby.

     7.3 Remedies. If, in accordance with the terms of the parenthetical contained in the second sentence of Section 4.4(a), Company's Board of Directors fails to recommend this Agreement (and the transactions contemplated hereby, including the Merger) to Company's shareholders, or amends, modifies, withdraws, conditions or qualifies, in a manner adverse to Parent, its approval and recommendation thereof to Company's shareholders, Parent's sole remedy in connection therewith under this Agreement (without prejudice to the remedies of Parent under the Option Agreement and the Inducement Agreement) shall be Company's payment of the Termination Fee to Parent pursuant to Section 4.9.

     7.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered in person, sent by registered or certified mail (return receipt requested), or telecopied to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  if to Parent or Buyer:

                  Avnet, Inc.
                  2211 South 4th Street
                  Phoenix, Arizona  85034
                  Attention: David Birk, General Counsel
                  Telecopy: (480) 643-7929

                  with a copy to:

                  Carter, Ledyard & Milburn
                  2 Wall Street
                  New York, New York 10005
                  Attention: Jim Abbott, Esq.
                  Telecopy: (212) 732-3200

                  if to Company:

                  Savoir Technology Group, Inc.
                  254 East Hacienda Avenue
                  Campbell, California 95008
                  Attention: P. Scott Munro, CEO
                  Telecopy: (408) 370-4597

                  with a copy to:

                  Pillsbury Madison & Sutro LLP
                  2550 Hanover Street
                  Palo Alto, California 94304
                  Attention:  Jorge del Calvo
                  Telecopy: (650) 233-4545

     7.5 Further Assurances. Buyer and Company each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to expeditiously consummate or implement the transactions contemplated by this Agreement.

     7.6 Assignability. Neither this Agreement nor any rights or obligations under it are assignable.

     7.7 Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to conflict of law principles.

     7.8 Interpretation. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.9   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.10 Integration. This Agreement and the Schedules hereto constitute the entire agreement and supersede all prior agreements and understandings (including the Confidentiality Agreement), both written and oral, among the parties with respect to the subject matter hereof.


                                  ARTICLE VIII

                                   DEFINITIONS

     8.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in this Article VIII have the meaning assigned to them in this Article VIII and include the plural as well as the singular; (b) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles; (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement; (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as whole and not to any particular Article, Section nor other subdivision.

     As used in this Agreement and the Schedules delivered pursuant to this Agreement, the following definitions shall apply.

     "Acquisition Proposal" means any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of all or a substantial part of the assets of the Company or any of its subsidiaries or of over 15% of any class or series of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class or series of equity securities of Company or any of its subsidiaries, any merger, consolidation, business combination, sale of all or substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

     "Buyer" has the meaning set forth in the first paragraph hereof.

     "Canceled Shares" has the meaning set forth in Section 1.7(d).

     "Certificate of Merger" has the meaning set forth in Section 1.3.

     "Closing" has the meaning set forth in Section 1.2.

     "Closing Date" has the meaning set forth in Section 1.2.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" has the meaning set forth in the first paragraph hereof.

     "Company Affiliates" has the meaning set forth in Section 1.10.

     "Company Benefit Plans" has the meaning set forth in Section 2.11(a).

     "Company Common Stock" has the meaning set forth in the second Recital hereto.

     "Company ERISA Affiliate" has the meaning set forth in Section 2.11(a).

     "Company ERISA Plans" has the meaning set forth in Section 2.11(a).

     "Company Material Adverse Effect" means a material adverse effect on the business, financial condition, results of operation, business prospects or properties of Company and its subsidiaries or the Surviving Corporation and its subsidiaries, in each case taken as a whole. For purposes of this Agreement, a Company Material Adverse Effect does not include a material adverse effect on the business, financial condition, results of operation or properties of Company as a result of (i) the transactions contemplated hereby or the public announcement thereof, or (ii) changes in the conditions or prospects of Company and its subsidiaries, taken as a whole, which are consistent with general economic conditions or general changes affecting the electronic components, computer products or production supplies distribution industries or electronics manufacturing industry, or (iii) any matter disclosed in Company SEC Filings (as defined in Section 2.6) made before the execution of this Agreement or in the Schedules to this Agreement.

     "Company SEC Filings" has the meaning set forth in Section 2.6(b).

     "Company Shareholders' Approval" has the meaning set forth in Section 2.3.

     "Company Common Shares" means shares of Company Common Stock.

     "Company's Business" means the business of Company and its subsidiaries, taken as a whole.

     "Company Option Plan" has the meaning set forth in Section 2.2(a).

     "Company Shares" has the meaning set forth in Section 1.7(c).

     "Confidentiality Agreement" means the confidentiality agreement of recent date by and between Company and Parent.

     "Contract" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

     "Effective Date" has the meaning set forth in Section 1.3.

     "Effective Time" has the meaning set forth in Section 1.3.

     "Environmental Regulations" means, collectively, all Laws, regulations, orders and other requirements of any Governmental Entity relating to the protection of human health or the environment or to Hazardous Substances and the use, storage, treatment, disposal, transport, generation, release of, and exposure of others to, Hazardous Substances.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ESPP" has the meaning set forth in Section 2.2(a).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" has the meaning set forth in Section 1.8(a).

     "Exchange Price" is that price calculated pursuant to the terms set forth in Section 1.7(a).

     "Governmental Entity" means any governmental agency, district, bureau, board, commission, court, department, official political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

     "Hazardous Substances" means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy, and lead, asbestos, PCBs or other substances regulated under Environmental Regulations.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnified Parties" has the meaning set forth in Section 4.11(a).

     "Indemnifying Party" has the meaning set forth in Section 4.4(c).

     "IRS" means the Internal Revenue Service.

     "Laws" means any constitutional provision, statute, ordinance, or other law, code, common law, rule, regulation or interpretation of any Governmental Entity and any decree, injunction, judgment, award, order, ruling, assessment or writ.

     "Losses" has the meaning set forth in Section 2.4.

     "Merger" has the meaning set forth in Section 1.1.

     "Merger Consideration" means the Stock Merger Consideration and cash payable in lieu of fractional shares, if any, pursuant to Section 1.8(e).

     "NYSE" means the New York Stock Exchange.

     "Options" has the meaning set forth in Section 2.2(a).

     "Parent Benefit Plans" means collectively, all employee benefit plans, programs and commitments that Parent makes generally available to its employees and their beneficiaries, providing benefits in the nature of pension, retirement, severance, stock purchase, health, medical, life, disability, sick leave, vacation, or other welfare or fringe benefits, including, without limitation, all employee benefit plans (as defined in Section 3(3) of ERISA) and fringe benefit plans (as defined in IRC Section 6039D).

     "Parent's Business" means the business of Parent and its subsidiaries, taken as a whole.

     "Parent Material Adverse Effect" means a material adverse effect on the business, financial condition, results of operation, business prospects or properties of Parent and its subsidiaries, taken as a whole. For purposes of this Agreement, a Parent Material Adverse Effect does not include a material adverse effect on the business, financial condition, results of operation or properties of Parent as a result of (i) the transactions contemplated hereby or the public announcement hereof, or (ii) changes in the conditions or prospects of Parent and its subsidiaries, taken as a whole, which are consistent with general economic conditions or general changes affecting the electronic components or computer products, distribution industries or electronics manufacturing industry, or (iii) any matter disclosed in the Parent SEC Filings (as defined in Section 3.6) or in the Schedules to this Agreement.

     "Parent Stock" has the meaning set forth in Section 1.7(a).

     "Person" means any individual, partnership, joint venture, corporation, bank, trust, unincorporated organization or other entity.

     "Plan Option" has the meaning set forth in Section 2.2(a).

     "Qualified Plan" has the meaning set forth in Section 2.11(b).

     "Registration Statement" has the meaning set forth in Section 4.4(b).

     "Representatives" means a Person's or any of its Subsidiaries' officers, directors, employees, consultants, investment bankers, accountants, attorneys and other advisors, representatives and agents.

     "Securities Act" means the Securities Act of 1933, as amended.

     "SEC" means the Securities and Exchange Commission.

     "Superior Proposal" has the meaning set forth in Section 4.13.

     "Surviving Corporation" has the meaning set forth in Section 1.1.

     "Tax" or "Taxes" means any foreign, federal, state, county or local income, sales, use, excise, franchise, ad valorem, real and personal property, transfer, gross receipt, stamp, premium, profits, customs, duties, windfall profits, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding taxes, fees, assessments or charges of any kind whatever imposed by any Governmental Entity, and interest and penalties (civil or criminal), additions to tax, payments in lieu of taxes or additional amounts related thereto or to the nonpayment thereof, and any loss in connection with the determination, settlement or litigation of any Tax liability.

     "Tax Return" means a declaration, statement report, return or other document or information required to be filed or supplied with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes Company or any of its subsidiaries.

     "Termination Fee" has the meaning set forth in Section 4.9.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                                        AVNET, INC.


                                        By: /s/Raymond Sadowski
                                            -------------------
                                            Name: Raymond Sadowski
                                            Title Senior Vice President and
                                              Chief Financial Officer

                                        TACTFUL ACQUISITION CORP.



                                        By: /s/David R. Birk
                                            ----------------
                                             Name: David R.Birk
                                             Title President

                                        SAVOIR TECHNOLOGY GROUP,
                                        INC.



                                        By: /s/P. Scott Munro
                                            -----------------
                                             Name: P. Scott Munro
                                             Title Chairman and
                                               Chief Executive Officer